                                                                                                                                                                                               Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2007, except as to Notes 1 and 3, and the table of Concentration of Credit Ris included in Note 10, for which the date is February 6, 2008, relating to the financial statements, which appears in Keystone Consolidated Industries, Inc.'s Current Report on Form 8-K dated February 7, 2008.  We also consent to the references to us under the headings “Experts” and “Selected Consolidated Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP
Dallas, Texas
February 6, 2008